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Exhibit 2

SUBSIDIARIES OF THE CORPORATION

The following table shows each of the significant subsidiaries of Registrant and the State of Incorporation.

Subsidiary                                State of Incorporation

Bowl America of Florida Inc.                     Florida
Bowl America Shirley Inc.                        Virginia
Falls Church Bowl Inc.                           Virginia
Reisterstown Bowl Inc.                           Maryland
Manassas Bowl Inc.                               Virginia
Westwood Bowl Inc.                               Maryland
Bowl America Duke Inc.                           Virginia

The foregoing subsidiaries are wholly-owned.